As filed with the Securities and Exchange Commission on May 1, 1997

                                                           Registration No. 811-

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  First Investors Life Variable Annuity Fund D ("Separate Account D").

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                            95 Wall Street
                            New York, New York 10005

Telephone Number (including area code):  (212) 858-8200

Name and address of agent for service of process:

                            Richard H. Gaebler
                            President
                            First Investors Life Insurance Company
                            95 Wall Street, 22nd Floor
                            New York, New York 10005

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X]   No [_]



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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, First Investors Life Insurance Company, the Sponsor of the registrant, has caused this notification of registration to be duly signed on behalf of the registrant in the City and the State of New York on 23rd day of April, 1997.


(SEAL)                                  FIRST INVESTORS LIFE VARIABLE ANNUITY
                                        FUND D

                                        FIRST INVESTORS LIFE INSURANCE
                                        COMPANY

                                        By:    /s/ Richard H. Gaebler
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                                        Name:  Richard H. Gaebler
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                                        Title: President
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Attest: /s/ Lawrence M. Falcon
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        Senior Vice President
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        Title